EXHIBIT 21.1
COLE CREDIT PROPERTY TRUST II, INC.
LIST OF SUBSIDIARIES

Entity (1)	Jurisdiction of Incorporation or Organization
Cole Operating Partnership II, LP	Delaware

(1)	Does not include subsidiaries of Cole Operating Partnership II, LP which hold our investment assets.